Exhibit 15.1

Our ref	SQG/767927-000001/31548220v1

Cloopen Group Holding Limited

16/F, Tower A, Fairmont Tower

33 Guangshun North Main Street

Chaoyang District, Beijing

People’s Republic of China

24 March 2025

Dear Sirs

Cloopen Group Holding Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Cloopen Group Holding Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2023 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

26th Floor Central Plaza 18 Harbour Road Wanchai Hong Kong

Tel +852 2522 9333 Fax +852 2537 2955 maples.com

Resident Hong Kong Partners: Ann Ng (Victoria (Australia)), Aisling Dwyer (British Virgin Islands) John Trehey (New Zealand), Matthew Roberts (Western Australia (Australia)), Terence Ho (New South Wales (Australia)), L.K. Kan (England and Wales), W.C. Pao (England and Wales), Richard Spooner (England and Wales), Sharon Yap (New Zealand), Nick Stem (England and Wales) Juno Huang (Queensland (Australia)), Karen Pallaras (Victoria (Australia)), Joscelyne Ainley (England and Wales), Andrew Wood (England and Wales)

Non-Resident Partner: Jonathan Green (Cayman Islands)

Cayman Islands Attorneys at Law | British Virgin Islands Solicitors